EXHIBIT 99.1

Harrow Health Raises Approximately $11 Million in Sale of Series B Preferred Stock

NASHVILLE, Tenn., May 5, 2021 – Harrow Health, Inc. (NASDAQ: HROW) (“Harrow Health” or the “Company”), an ophthalmic-focused healthcare company, today announced that the Company has closed on a private sale to B. Riley Securities, Inc. of 440,000 shares of its newly created Series B Cumulative Preferred Stock (the “Preferred Stock”) for net proceeds of approximately $10.67 million.

The Company expects to use the net proceeds from this transaction for general corporate purposes, including funding future strategic product acquisitions and related investments, making capital expenditures and funding working capital.

Commenting on the transaction, Mark L. Baum, Harrow Health’s Chief Executive Officer, said, “We are pleased to have closed on this $11 million Series B Preferred Stock transaction, which, coupled with our recently closed $55 million unsecured senior notes offering and the $10 million in proceeds from our sale of Eton Pharmaceuticals stock, brings total funds raised by the Company in 2021 to just over $75 million. We expect this increase in our overall cash position to provide ample funds to aggressively pursue several current business development engagements to acquire, partner or in-license FDA-approved or late-stage FDA-approvable ophthalmic drug candidates currently under negotiation. We are very appreciative of the support from the financial community and our stockholders in Harrow Health’s vision, and we are very excited about the transformative opportunities we see in the near future.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Preferred Stock in any state or jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Harrow Health

Harrow Health, Inc. (NASDAQ: HROW) is an ophthalmic-focused healthcare company. The Company owns ImprimisRx, the nation’s leading ophthalmology outsourcing and pharmaceutical compounding business, and Visionology, a direct-to-consumer eye care subsidiary focused on chronic eye disease. Harrow Health also holds large equity positions in Eton Pharmaceuticals, Surface Ophthalmics and Melt Pharmaceuticals, all of which started as Harrow Health subsidiaries. Harrow Health also owns royalty rights in four clinical stage drug candidates being developed by Surface Ophthalmics and Melt Pharmaceuticals. For more information about Harrow Health, please visit the Investors section of the corporate website, harrowinc.com.

HROW Raises Approximately $11 Million in Sale of Series B Preferred Stock

May 5, 2021

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Such forward looking statements include, but are not limited to, statements regarding the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Additional risks and uncertainties are more fully described in Harrow Health’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow Health undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb, Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737

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